EXHIBIT 10.79


                     AGREEMENT FOR THE PURCHASE AND SALE OF
                                  REAL PROPERTY

        This Agreement is made and entered into this 2nd day of May, 1996, by and between LABREE, INC., a Florida corporation (hereinafter referred to as "Seller") and VACATION BREAK USA, INC., a Florida corporation (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:


        WHEREAS, Seller desires to sell and Purchaser desires to purchase all or that hereinafter specified portion of that certain improved real property known as Royal Mansion, a Condominium, as described on Exhibit A-1 of the Declaration of Condominium of Royal Mansion, a Condominium, which Declaration is recorded in Official Record Book 2899, Page 799, ET SEQ., of the Public Records of Brevard County, Florida and as more particularly hereinafter described, upon the terms and conditions hereinafter set forth;

        NOW THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

        1. DEFINITIONS. In addition to the other terms defined in this Agreement, the following terms when used in this Agreement shall have the meanings set forth below.

               (a) "AGREEMENT" means this Agreement for the Purchase and Sale of Real Property entered into between Seller and Purchaser as of the date first set forth above.

               (b) "CLOSING" means the act of consummating on the Closing Date the purchase and sale of the Property as contemplated by this Agreement.

               (c) "CLOSING DATE" means the date whereon the Closing occurs or is scheduled to occur pursuant to the terms of this Agreement.

               (d)   "CONDOMINIUM" means Royal Mansion, a Condominium.

               (e) "CONDOMINIUM UNIT OR UNIT" means each of the separate and identified units and, as an appurtenance thereto, an undivided share of all common elements of the Condominium, which include all space within the boundaries of Units as provided for in the Declaration.

               (f) "DECLARATION OR DECLARATION OF CONDOMINIUM" means the Declaration of Condominium of Royal Mansion, a Condominium, which Declaration is recorded in Official

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Record Book 2899, Page 799, ET SEQ. of the Public Records of Brevard County,
Florida, as amended from time to time.

               (g) "DEVELOPER'S RIGHTS" means all of the rights of the Developer as provided for in the Declaration.

               (h) "GOVERNING DOCUMENTS" means all instruments and documents relating to the establishment, formation and operation of the Condominium, including but not limited to the Declaration in any Condominium Public Offering Statement related thereto.

               (i) "INTANGIBLES" means, to the extent assignable, all of the Seller's right, title and interest, subject to the rights of the Royal Mansion Condominium Association, Inc., and owners of Units in the Condominium, in and to the trade name "Royal Mansion Condominium," and any service mark or trade style associated therewith.

               (j) "MANAGEMENT CONTRACT" means and refers to that certain agreement between Labree Management, Inc. and Royal Mansion Condominium Association, Inc., which provides for the management of the Condominium.

               (k) "MANAGEMENT RIGHTS" shall include any and all rights of the Seller and/or Labree Management, Inc. to occupy, use or enjoy any space within the Condominium or otherwise exercise any rights or privileges in respect to the Condominium and its management, operation and administration.

               (l) "PERMITTED TITLE EXCEPTIONS" means certain matters affecting or encumbering Seller's title to the Property, as more fully set forth on Exhibit "B", attached hereto and made a part hereof by this reference; which Purchaser has agreed to accept at Closing.

               (m) "PERSONALTY" means all of Seller's right, title and interest in and to all furniture, fixtures, equipment, appliances, books and records and other tangible personal property now located at the Condominium. In addition, Personalty, as used herein, shall mean and include any and all furniture, fixtures, equipment, appliances, books and records and other tangible personal property owned, controlled, held or used by Labree Management, Inc. for management, operation and administration of the Condominium.

               (n) "PROPERTY" means all of Seller's right, title and interest in and to, collectively, the Condominium Units, Developer Rights, Management Rights, Personalty and the Intangibles.

               (o) "PURCHASE PRICE" means the Purchase Price to be paid by Purchaser for the purchase of the Property, as more fully specified in section 6.

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               (p)   "RENTAL AGREEMENTS" means the existing Rental Agreements
for occupancy identified on Exhibit "C", attached hereto and made a part hereof by this reference.

              (q) "SERVICE CONTRACTS" means those certain agreements which provide for the services of the Condominium.

               (r) "THIRD PARTY OWNER" means any person or entity other than Seller which owns one or more Units.

        2. SALE OF PROPERTY. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, the Property as defined in Section 1, which term includes, without limitation, all easements, appurtenances, hereditaments and rights appurtenant thereto or otherwise arising in connection therewith.

        3. CONTINGENCIES TO PURCHASE OF PROPERTY. Purchaser shall not be required to purchase the Property unless all of the following conditions shall have been fulfilled to Purchaser's satisfaction, in its sole discretion, by the time provided hereinbelow or if no time is so provided, by the Closing Date:

               (a) Adoption of appropriate amendments to the Declaration, the Articles of Incorporation and Bylaws of Royal Mansion Condominium Association, Inc. (the "Association") and related Governing Documents, which amendments specifically shall permit timeshare estates to be created in any Unit of the Condominium pursuant to Florida law, including but not limited to Section 718.110(8), Florida Statutes, which provides that no amendment to the Declaration may permit timeshare estates to be created in any Unit of the Condominium unless the record owner of each Unit of the Condominium and the record owners of liens on each Unit of the Condominium join in the execution of the amendment. Seller shall warrant to Purchaser that all of the aforesaid amendments have been validly and properly adopted, and shall provide, at Seller's expense, to Purchaser, an opinion of Seller's Florida counsel that such amendments have been properly adopted and such adoption was valid, and is enforceable and in compliance with Chapter 718, Florida Statutes.

               (b) Review and acceptance by Purchaser during the Due Diligence period defined in Section 4 hereinbelow, of the recorded Declaration, all amendments thereto, all Governing Documents, and all floor plans and all surveys pertaining to the Property, copies of which shall have been delivered to Purchaser by Seller on or before fifteen (15) days after execution of this Agreement.

               (c) There shall have been delivered to Purchaser by Seller any and all certificates, licenses or permits as may be necessary to permit the occupancy and use of the Property for seven (7) night occupancy, and such other evidence that Purchaser may reasonably

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require that the Property fully complies with all applicable zoning, building, fire, health, pollution, subdivision, environmental protection, hazardous waste, waste disposal and other governmental laws, ordinances, codes and regulations, and that the improvements and Property comply with any and all private restrictive covenants as may be applicable to the Property, including the Permitted Title Exceptions; provided, however, the parties acknowledge and agree
(a) there is currently pending an administrative proceeding by the State of Florida Case No. 04-94-007, in which it is contended, INTER ALIA, that the Condominium lacks a required sprinkler system, which contentions are disputed by Seller, and (b) a local city or municipal administrative proceeding, No. _________________, contending, INTER ALIA, that Seller may not rent Units for less than a seven (7) night stay, was recently resolved adversely to Seller, and
(c) the existence or pendency of the aforesaid proceedings shall not operate to relieve Purchaser of any obligation or duty under this Agreement.

               (d) No part of the Property shall have been damaged and not repaired to Purchaser's satisfaction or taken in condemnation or other like proceedings, nor shall any proceeding be pending.

               (e) Seller shall provide Purchaser with a certificate, dated on the Closing Date, confirming that the representations of Seller are true, correct and complete as of the Closing Date; provided, however, that in the event such certificate is not provided, nevertheless, such representations shall survive the Closing and be deemed true, correct and accurate as of the Closing Date.

               (f) Seller shall have delivered to Purchaser, on or before fifteen (15) days after execution of this Agreement, a copy of each Service Contract affecting the Property, and a statement certified by Seller that Seller has furnished Purchaser a true and complete copy of all Service Contracts affecting the Property. With regard to such Service Contracts, if any, Purchaser shall have the option, on or before the Closing Date, to require Seller to have such Contracts cancelled and terminated on or prior to the Closing Date; Service Contracts entered into subsequent to the date of this Agreement, as well as any amendments to any Contracts, shall be subject to the prior written approval of Purchaser; and Seller will assign all of said Service Contracts approved by Purchaser to Purchaser at the Closing, provided Purchaser receives reasonable evidence that such agreements are in good standing and that Seller is not in default thereunder.

               (g) Seller shall have delivered to Purchaser, on or before fifteen (15) days after execution of this Agreement, a copy of the Management Agreement affecting the Property, which agreement shall be terminated as of the Closing Date. Purchaser shall not be required to assume any management agreements relative to the Property with any third party. Consent to such termination by the Association shall be obtained by Seller.

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               (h) Seller shall have delivered to Purchaser, on or before fifteen (15) days after execution of this Agreement, a list of any and all Management Rights, together with a list of all Personalty, which Management Rights and Personalty shall be transferred unencumbered and free and clear of any and all indebtedness. Seller shall cause all Seller-appointed or Seller-controlled officers and directors of the Association to resign prior to Closing.

               (i) All aspects of the transactions contemplated by this Agreement shall not violate any restrictive covenants and the Permitted Title Exceptions.

               (j) All documents required in connection with the transactions hereby contemplated are subject to the reasonable approval of Purchaser and Seller as to form, substance and legal sufficiency. Copies of all such documents prepared by one party shall be delivered to the other party and its counsel at least ten (10) days prior to Closing.

               (k) Seller shall have acquired, or shall have obtained commitments to acquire, on or before the Closing Date, the Units as described on Exhibit "A", in the percentage and mix as contained therein.

               (l) The condition of all Units and furnishings being purchased from Seller by Purchaser shall be in the same condition on the Closing Date as upon the execution of this Agreement, normal wear and tear excepted.

               (m) Determination by Purchaser prior to the expiration of the Due Diligence period, at Purchaser's sole expense, that the Property may, under applicable law, including but not limited to zoning and building laws, ordinances and regulations, be used, marketed and sold for condominium timeshare purposes. In the event Purchaser does not provide written notice to Seller prior to expiration of the Due Diligence period of Purchaser's election to terminate this Agreement under this paragraph 3(m), then the contingencies set forth in this paragraph 3(m) shall be deemed to have been fulfilled to Purchaser's satisfaction.

               (n) Seller shall have delivered to Purchaser, on or before fifteen (15) days after execution of this Agreement, copies of all minutes of the Condominium Association since its inception, which shall include by way of example and not limitation, a copy of all budgets for the Condominium Association, inclusive of budgets for 1995 and 1996 and copies of all tax returns and financial statements of the Condominium through the year 1994, and for the year 1995, when available.

        4. DUE DILIGENCE. Purchaser and Seller agree that Purchaser shall be provided forty-five (45) days for a Due Diligence period, which forty-five (45) days shall be from the date of execution of this Agreement by Purchaser and Seller. During such Due Diligence period, Purchaser shall be entitled to inspect the Property and be given an adequate opportunity to make such legal, factual and other inquiries and investigations as Purchaser, in its sole discretion, deems

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necessary, desirable or appropriate with respect to the Property. Such inquiries and investigations of Purchaser shall be deemed to include, but not be limited to, any leases and contracts pertaining to the Property, Management Rights, the physical components of all portions of the Property, the condition of the Property, the existence and condition of all personal property, the existence of any wood-destroying organisms on the Property, such state of facts as an accurate survey and inspection would show, zoning ordinances, resolutions and regulations of the city, county and state where the Property is located and the value and marketability of the Property. Should Purchaser discover a problem, Purchaser shall advise Seller in writing, within seven (7) days from expiration of the Due Diligence period, wherein Seller shall have a thirty (30) day extension of this Agreement to remedy the problems to Purchaser's satisfaction. Seller shall cooperate fully with Purchaser in the course of due diligence.

        5. EARNEST MONEY DEPOSIT. Prior to the expiration of the forty five (45) day Due Diligence period, Purchaser shall notify Seller that Purchaser is either satisfied with the inspections and studies of the Property performed by Purchaser pursuant to section 4 above, or that Purchaser is unsatisfied with said inspections and studies. If Purchaser is satisfied, then Purchaser shall, within seven (7) working days after the expiration of the forty-five (45) day Due Diligence period, place Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) into the escrow account of Weinstock & Scavo, P.C., Atlanta, Georgia, pending Closing. If Purchaser is dissatisfied with the inspections performed by Purchaser, at Purchaser's option, it may elect to withdraw from this Agreement without depositing Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the escrow account and without any other obligation to Seller. The foregoing sum may sometimes hereinafter be referred to as "Earnest Money." The parties hereto agree that all Earnest Money shall be held and disbursed in accordance with the terms and conditions of this Agreement. The Earnest Money shall be held in escrow, in an interest-bearing account, to the benefit of Purchaser, such that the Earnest Money shall be credited to the benefit of Purchaser at the time of Closing.

        6. PURCHASE PRICE AND PAYMENT. The total Purchase Price payable hereunder shall be apportioned and allocated among the Property and assets being sold by Seller to Purchaser hereunder as follows:

                                   PATIO           ATRIUM         PENTHOUSE
                                   -----           ------         ---------

     Real Property (Units)      $ 84,410.00     $ 71,610.00     $ 126,710.00
     Furniture and Fixtures
     ("Personalty")             $  7,590.00     $  7,390.00     $   9,290.00
     Intangibles                $      0.00     $      0.00     $       0.00
     Developer Rights           $      0.00     $      0.00     $       0.00
     Management Rights          $      0.00     $      0.00     $       0.00
      TOTAL                     $ 92,000.00     $ 79,000.00     $ 136,000.00

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        The parties hereto make this allocation with the knowledge and understanding that it will be used by all parties for income tax purposes. The Total amount set forth above is provided on a per-Condominium Unit basis as set forth on Exhibit "A", although such amount is inclusive of each of the itemized amounts hereinabove set forth, and such total amount on a per-Condominium Unit basis is to be allocated as set forth hereinabove.

        The Purchase Price shall be subject to the prorations and adjustments as hereinafter provided, and shall be paid to Seller at the Closing as follows:

               (1) Purchaser shall receive a credit for the amount of the Earnest Money plus interest accrued thereon; and

               (2) The balance of the Purchase Price shall be paid on the Closing Date, in cash, wire transfer of funds or by federal reserve check made payable to the order of Seller.

               Unless Seller shall deliver to Purchaser at Closing, an affidavit qualifying under Section 1445 of the United States Internal Revenue Code that withholding is not required, in a form provided by Seller and satisfactory to Purchaser, Purchaser shall, at the Closing, withhold from the cash payable at Closing, the amount required to be withheld under Section 1444 of the United States Internal Revenue Code.

        7. SURVEY. On or before the expiration of the forty-five (45) day Due Diligence period, Seller shall deliver to Purchaser all plans, surveys, and surveyor certificates in Seller's possession or as recorded relating to the Condominium or the Units to be acquired by Seller and purchased by Purchaser in accordance with Exhibit "A", which plats and plans shall be legible. Should additional surveys of any portion of the Property be required by Purchaser's title insurer or mortgagee, if any, Seller shall obtain such surveys at Seller's expense, which expense shall not exceed Ten Thousand and No/100 Dollars ($10,000.00). All surveys and/or surveyor certificates shall have been prepared to the satisfaction of Purchaser's title insurer and mortgagee, if any, and in accordance with the Florida Condominium Act, F.S., Chapter 718, and the Florida Vacation and Timesharing Act, F.S., Chapter 721. Seller shall provide to Purchaser, at Seller's expense, an opinion of Seller's Florida counsel that the Condominium validly exists.

        8. TERMITE INSPECTION AND BOND. At least ten (10) but not more than thirty (30) days prior to Closing, Seller shall cause to be made, at Seller's expense, an inspection of the improvements on the Property by a Florida Certified Pest Control Operator to determine if there is any active termite infestation or visible existing damage from termite infestation. If visible evidence of active or previous infestation is indicated, Seller agrees, prior to Closing to (a) treat said infestation and correct structural damages resulting from said infestation, and provide documentation evidencing correction of same and/or (b) provide a letter on a standard form in accordance with the regulations of the Florida Pest Control Act, stating that the improvements have been inspected and found to be free from visible evidence of active infestation caused by termites or

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other wood-destroying organisms. Additionally, Seller, at Seller's expense, shall provide Purchaser with a termite bond covering all improvements on the Property, which bond shall be both a retreatment and damage bond, and which shall be in full force and effect for one (1) year following the Closing Date; provided, however, such termite bond shall be renewable for successive yearly periods at Purchaser's option and at Purchaser's sole expense.

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        9.     OBJECTIONS TO TITLE. Purchaser shall have forty-five (45) days after the date hereof to object to any defect in Seller's title to said Property, other than the Permitted Title Exceptions applicable to the Property, which Permitted Title Exceptions are listed on Exhibit "B", attached hereto and made a part hereof by this reference. Seller shall, at or prior to Closing, pay all taxes and assessments which constitute a lien upon the Property (other than those not then due and payable) and pay all indebtedness secured by the Property. Seller shall cure all other valid title objections at or prior to the Closing. In the event that such title exceptions cannot be cured or cannot be cured within the permitted time period, then, at the option of Purchaser, either
(a) Seller shall pay the applicable Earnest Money and all interest accrued thereon to Purchaser and this Agreement shall immediately terminate as to the Property, and neither party shall have any further rights or obligations hereunder with respect to such Property, or (b) the purchase and sale of the Property shall be closed and such title exception as cannot be cured within the permitted time period shall be deemed Permitted Title Exceptions. Purchaser shall have thirty (30) days from the date of notice by Seller that Seller is unable to cure any such other title exceptions in which to elect the option set forth above in this section 9, and Purchaser may extend the time for the Closing to the extent necessary to provide said thirty (30) day period. As to title matters arising after the date hereof, Purchaser shall be entitled to object thereto at any time prior to the Closing, and Seller shall have a reasonable time, not to exceed thirty (30) days, to cure the same upon the conditions set forth above, and the Closing Date shall be extended to the extent necessary to provide said thirty (30) day period.


        10. DELIVERY TO PURCHASER. Seller has, or within fifteen (15) days following execution of this Agreement shall, furnish to Purchaser true and complete copies of:

               (a) The most recent title insurance policy or policies issued with respect to the Property or any portion thereof, together with all exceptions to title noted thereon;

               (b) All tax bills, including real estate intangible tax bills pertaining to the calendar year 1995 as affecting the Property, as well as evidence of payment of such taxes, together with any and all bills or invoices related to the Property and any special assessments, governmental assessments, private assessments or costs and expenses otherwise to be assessed against the Property, together with evidence of payment of the foregoing through the date of Closing; and

               (c) All hazard insurance policies issued with respect to the Property;

               (d) Any other material reasonably requested by Purchaser with respect to the Property or any portion thereof to the extent the same are in possession of Seller or obtainable by Seller in the exercise of reasonable efforts.

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        11.    REPRESENTATION AND WARRANTIES OF SELLER AND OTHERS. Seller and
the others referred to hereinbelow, represent and warrant to Purchaser, as of the date hereof, which representations and warranties shall be deemed continuing and true and accurate as of the Closing Date, that:

               (a) Seller has the right, power and authority to enter into this Agreement for Seller to sell and convey the Property in accordance with the terms hereof.

               (b) Seller has granted no option to any other person or entity to purchase the Property; provided, however, that the parties hereto acknowledge that Seller, at the time of execution of this Agreement, does not have titled ownership to certain portions of the Property, but is acquiring said titled ownership from several third parties, or shall obtain commitments from several third parties to sell said portions of the Property on the terms and conditions set forth herein.

               (c) Seller or said third parties shall acquire the Property prior to the Closing and upon such acquisition, Seller or said third parties shall obtain such Property free and clear of all encumbrances with the title thereto, and being good, marketable and insurable, consistent with the terms of this Agreement, so as to allow Seller or said third parties to convey title to Purchaser free, clear and unencumbered, subject to only Permitted Title Exceptions, in accordance with the terms of this Agreement.

               (d) Except as otherwise disclosed in Paragraph 3(c), the Property complies with and conforms to all laws, ordinances, rules, regulations and requirements of all governmental authorities or agencies having jurisdiction over the Property, and any requirement contained in any hazard insurance policy covering the Property or board of fire underwriters or other body exercising similar functions which are applicable to the Property or to any part thereof, or which are applicable to use or manner of use, occupancy, possession or operation of the Property.

               (e) All insurance policies existing in respect to the Property are in compliance with the Florida Condominium Act and the Declaration.

               (f) Except as otherwise disclosed in Paragraph 3(c), neither the Property nor any portion thereof when used as a condominium, violates any zoning, building, fire, health, pollution, subdivision, environmental protection, hazardous waste or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Property to be conveyed to Purchaser pursuant to this Agreement, and there are no suits, claims or judgments relating to the Property or threatened in respect to any of the foregoing.

               (g) Except as otherwise disclosed in Paragraph 3(c), there is no suit, proceeding or judgment existing, presently pending or threatened affecting the Property or any part thereof.

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               (h) There is unobstructed and complete rights of ingress and egress to and from the Property and adjoining public ways, and such rights of ingress and egress are not restricted or limited in any manner.

               (i) The use of the Property is governed by the zoning ordinance of Brevard County, Florida, and that such zoning ordinance permits the use of the Property for condominium purposes. That there are no deed restrictions or encumbrances prohibiting the use of a condominium regime. Except for the Permitted Title Exceptions, there is no agreement currently in effect with Brevard County, Florida, or any other entity, public or private, which will be binding upon Purchaser and which will prevent use of the Property as a condominium. Seller shall not enter into any such agreement without Purchaser's written consent.

               (j) There are no pending changes in the present status of zoning of the Property known to Seller;

               (k) Seller is not involved in any bankruptcy, reorganization or insolvency proceeding.

               (l) All taxes, assessments, water charges and sewer charges affecting the Property due and payable at the time of Closing, shall have been paid. All special assessments which are or which will become a lien at the time of Closing of the Property or any part of either thereof, shall also have been paid and discharged, whether or not payable in installments.

               (m) All of the items of Personalty are or shall be at the time of Closing, free and clear of any security interests, conditional sales agreement or title retention agreement.

               (n) All Rental Agreements in existence on the date hereof are enforceable as written.

               (o) Publicly owned and operated utility systems for the transmission and conveyance of electrical energy, natural gas, telephone, water and sanitary and storm sewers adequate to serve the Property are available thereto.

               (p) All work done or material furnished for the improvement of the Property has been completed and paid for in full, or shall be completed and paid for in full at the time of the Closing.

               (q) That the Seller has complied with all laws, ordinances, regulations or requirements, related to the establishment of the condominium regime.

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               (r) Except as otherwise pre-approved by Purchaser, in writing, as of the Closing, there shall be no service, supply, utility, management or other related agreement which in any way affects or otherwise relates to the Property (hereinafter referred to collectively as the "Service Contract") in existence and applicable to the Property.

               (s) The use of the Property as a condominium complies with and is not in violation of any restrictive covenants, declarations of covenants or any Permitted Title Exceptions, as may otherwise be applicable to the Property.

               (t) Seller does not owe any owner association, including but not limited to the Association, for any association assessments, is not obligated for any deficit or guarantee, and has adequately funded all reserves required by F.S. Chapter 718.

               (u) All Management Rights and Developer Rights are held, possessed and controlled by Seller and that the same are freely assignable to Purchaser.

               (v) The Seller and the Association represent to the Purchaser that all assessments, fees and other amounts as may be claimed due by the Association in respect to the Units and the Property have been fully paid through and including the Closing Date and that no amounts for such assessments are due, which assessments include but are not limited to any monthly fees, deficits or other amounts due the Association in respect to the Units and the Property, and the same shall be confirmed by the Association. The Seller hereby agrees to indemnify and hold harmless Purchaser, its mortgagees, successors and assigns, from and against any liability, loss, damage, cost or expense, including attorneys fees, by reason of any unpaid assessments, fees or other amounts claimed due by the Association in respect to the Units and the Property.

               (w) That the Units in the Property are in compliance with the Declaration and all Governing Documents and all rules and regulations of the Association and the same shall be confirmed by the Condominium Association. The Seller hereby agrees to indemnify and hold harmless Purchaser, its mortgagees, successors and assigns, from and against any liability, loss, damage, cost or expense, including attorneys fees, by reason of any violation, prior to the Closing Date, of the Declaration and all Governing Documents and all rules and regulations of the Association.

               (x) That the Condominium Association is not a conversion condominium pursuant to the terms of the Florida Condominium Act. Seller agrees to indemnify and hold harmless Purchaser, its mortgagees, successors and assigns, from and against any liability, loss, damage, cost or expense, including attorneys fees, resulting from non-compliance with the Florida Condominium Act should the Property be deemed by the Division of Florida Land Sales, Condominiums and Mobile Homes, or any other governing body, to be a conversion condominium pursuant to Section 718,604, ET SEQ., Florida Statutes.

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        12. CONVEYANCE OF PROPERTY. At the Closing, Seller will convey, or cause to be conveyed, to Purchaser, by warranty deed, good, marketable and insurable fee simple title to the Property, free and clear of all liens, encumbrances and restrictions (including condemnation proceedings, of any kind and nature), other than the Permitted Title Exceptions applicable to the Property and such other matters as may be approved by Purchaser. At the Closing, Seller will convey to Purchaser, with warranty of title, all Personal Property, including all fixtures, equipment and other personal property and convey by assignment, with warranty of title, all Intangible and Developer Rights. To the extent assignable, at the Closing, Seller will deliver to Purchaser all warranties in respect to construction on the Property, including, without limitation, any warranty from the general contractor that may still remain in effect, and all warranties in respect to the fixtures, equipment and Personal Property. At the Closing, Seller shall also deliver an affidavit of ownership in the form generally used in the State of Florida, which affidavit shall provide, among other things, documentation as may be required by Purchaser's title insurer to insure mechanics and materials lien free coverage and Purchaser's title insurance policy in a first priority interest in a lender of Purchaser's choosing. To the extent assignable, at the Closing, Seller shall transfer and assign to Purchaser, all rights of Seller under Service Contracts approved by Purchaser and applicable to the Property. At the Closing, Seller shall also grant and convey to Purchaser the exclusive right to the name of Royal Mansion, a Condominium, and shall further assign all Management Rights to Purchaser. To the extent that Labree Management, Inc. is necessary to perfect a conveyance of any and all of the Property, including Management Rights, then Seller agrees that it will have Labree Management, Inc. execute such conveyancing instruments as are necessary to vest in Purchaser the Property.

        13. CLOSING COSTS. Purchaser shall pay the legal fees of its own counsel and all stamp taxes and recording fees resulting from any purchase financing arranged by Purchaser. Seller shall pay all other closing costs, including owners title insurance premiums (which policy shall be issued by American Pioneer Title Insurance Company through its agent, Resort Title, Inc., and which premium shall not exceed $34,325.00), mortgagee's title insurance premiums, if any, state and local transfer tax, any other taxes or fees assessed in connection with the Closing, the recording fees and related taxes for the warranty deed, if any, the legal fees of its own counsel, and any and all "title clearance" documentation.

        14. PRORATIONS. All matters involving prorations or adjustments to be made in connection with the Closing and not specifically provided for in some other section of this Agreement shall be pro-rated as of midnight of the day before Closing as follows:

               (a) TAXES. At the Closing, county and state real and personal property ad valorem taxes with respect to the Property shall be pro-rated based upon the amount of the most recent tax bills, or if available, based upon the then current year's valuation or assessments in the last-known millage rate. If the actual amount of taxes for the year of Closing is more or less than the amount pro-rated, then Purchaser and Seller, promptly upon receipt by either of them of notice for bills for such taxes, shall make the proper adjustments so that the proration will be accurate, based upon the actual amount of such taxes for the year of the Closing, and the payment shall be made promptly by Seller or Purchaser, whichever will be required to make such payment to the other party for the purpose of making such adjustment. Purchaser shall have the right, in the name and at the expense of Purchaser, to contest and appeal any such taxes or assessments, and any adjustment and proration to be made pursuant to this section shall be based and made promptly upon the amount of such taxes as finally determined at the conclusion of such contest or appeal.

               (b) UTILITIES. Seller and Purchaser agree that Seller shall pay all charges for utilities accrued to the time of the Closing Date, and Purchaser shall pay all charges for utilities accruing from and after. Such proration amounts shall include charges for water, gas, electricity and other utility services as may exist.

               (c) ASSESSMENTS. At the Closing, continuing maintenance assessments shall be prorated based upon the 1996 Condominium budget for the time left in the calendar year 1996.

               (d) POSSESSION OF PROPERTY. Seller shall deliver possession of the Property to be purchased at the time of Closing subject to the Permitted Title Exceptions.

               (e) BROKERAGE. Purchaser represents to Seller that it has not dealt with any broker or other persons who may be entitled to a real estate broker's commission or a finder's fee in connection with this transaction, other than Jack Cummings, broker with Cummings & Regas, Real Estate Consultants for Fort Lauderdale, (hereinafter collectively called "Broker"), and in accordance with a previous agreement, if, as and when the Closing has occurred, Broker shall be paid from the Purchase Price a commission equal to four percent (4%) of the Purchase Price paid by Purchaser to Seller. Said commission is to be withheld by the closing agent from proceeds to Seller and paid to Broker as disbursement at Closing. Broker shall accept said commission in full satisfaction of all claims for compensation in connection with the transactions contemplated by this Agreement. Seller shall defend, indemnify and hold Purchaser harmless against all damages, liability, losses, costs and expenses incurred as a result of any claim for commission or fee by any broker, agent, finder or person who shall have dealt or claimed to have dealt with Seller in connection with this transaction.

        15. COVENANTS OF SELLER. In the event that Seller shall (i) receive any notice of violation by the Property or any portion thereof of any zoning, building, fire, health, pollution, environmental protection, hazardous waste or waste disposal ordinance, code, law or regulation; or (ii) receive notice of any violations or alleged violations of any of the Permitted Title Exceptions or restrictive covenants as are applicable to the Property, including the Declaration of Condominium; or (iii) receive notice of any suit or judgment which would affect the Property in the hands of the Purchaser after Closing; or
(iv) receive a request from any insurance company or board of fire underwriters, or any organization exercising functions similar thereto, or from Brevard County, Florida requesting any work or alteration to the Property, which notice or request has not been previously disclosed in Paragraph 3(c), then Seller shall take such action necessary to cure such violation, prevent, remove or satisfy the suit or judgment and perform such work and alteration prior to Closing of the Property. In the event such actions cannot be reasonably completed prior to Closing, then a reasonable period for the completion of said action, not to exceed thirty (30) days shall, at the option of Seller, be added to the time provided for Closing, so as to allow Seller the opportunity to complete such actions. Notwithstanding the foregoing, in respect to any notices of violations set forth hereinabove, then Seller shall fully and completely cooperate with Purchaser in resolving such notice of violation. In all events set forth hereinabove, any notice of violation received by Seller shall be immediately delivered to Purchaser. In the event that actions of cure as set forth hereinabove cannot be completed within the time permitted, and said required expenditures DO NOT EXCEED the amount of $50,000.00, then at the option of Purchaser either (a) Seller shall pay the applicable Earnest Money and all interest accumulated thereon to Purchaser under this Agreement, and all rights and obligations hereunder shall immediately terminate as to such Property, or (b) the purchase and sale contemplated hereby shall be closed as provided herein, except that Purchaser shall accept the Property, subject to the notices and requests set forth in this section, and Purchaser shall be assigned and shall assume any and all contracts for compliance with said requests which were made in good faith by Seller under which Seller is not in default, and copies of which have been presented to Purchaser at Closing; provided, however, that if Purchaser elects option (b), then Purchaser shall receive a credit against the Purchase Price equal to the amount of funds which would have been required to be expended by Seller, the balance of funds which Purchaser is required to expend. However, in the event that actions of cure as set forth hereinabove require expenditures which EXCEED the amount of $50,000.00 (regardless of whether or not the actions of cure can be completed within the time permitted), then at the option of Purchaser either (a) Seller shall pay the applicable Earnest Money and all interest accumulated thereon to Purchaser under this Agreement, and all rights and obligations hereunder shall immediately terminate as to such Property, or (b) the purchase and sale contemplated hereby shall be closed as provided herein, except that Purchaser shall accept the Property, subject to the notices and requests set forth in this section, and Purchaser shall be assigned and shall assume any and all contracts for compliance with said requests which were made in good faith by Seller under which Seller is not in default, and copies of which have been presented to Purchaser at Closing; provided, however, that if Purchaser elects option (b), then Purchaser shall receive a $50,000.00 credit against the Purchase Price, the balance of funds which Purchaser is required to expend.

        16. ENTRY. From and after the date hereof, Purchaser, its title insurer, mortgagee, if any, and their architects, engineers, agents and representatives may at any time, and from time to time while this Agreement is in effect (i) enter upon the Property in order to examine and inspect the same and the conditions thereof; (ii) conduct test borings and other soil tests of the Property, and (iii) make surveys thereof; provided, however, that Purchaser shall repair any damage to Property resulting therefrom. Any such entry by Purchaser, its title insurer, mortgagee or its representatives or agents shall be during normal business hours. Purchaser shall not contact any existing owner at the Property.

        17. CLOSING. Notwithstanding any other provision contained herein to the contrary, the Purchaser and Seller acknowledge that the Seller is not the fee simple title owner of certain portions of the Property at the time of execution of this Agreement. Seller, however, represents and warrants that Seller will use its best efforts to acquire such Property or to obtain commitments from third parties to sell said portions of the Property on the terms and conditions set forth herein, and that to Seller's knowledge, no other party has the right to acquire the Property except Seller. Seller shall not be required to close unless Seller has acquired, or obtained commitments from third party owners for sale to Purchaser hereunder, the requisite number of Units as described on Exhibit "A".

               The Closing of the Property shall be held on or before July 15, 1996, as determined solely by Purchaser. The Closing shall be held at the offices of Vacation Break USA, Inc., 6400 North Andrews Avenue, Suite 200, Fort Lauderdale, Florida 33309. At the Closing, Seller and Purchaser will execute and deliver all deeds and other documents reasonably necessary to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, including without limitation the following:

               (a)    A closing statement.

               (b) A warranty deed from Seller and Third Party Owners to Purchaser in the form attached hereto as Exhibit "D", conveying fee simple title to the Property, subject only to the Permitted Title Exceptions and other matters to which Purchaser shall accept title to the Property in accordance with section 9.

               (c) Real Estate Transfer Tax Declarations in the customary form with respect to the warranty deed.

               (d) Assignment and assumption of existing Rental Agreements in the form attached hereto as Exhibit "E".

               (e) Bill of Sale With Warranty in the form attached hereto as Exhibit "F" conveying the Personalty.

               (f) An Assignment and Assumption of any Service Contracts in substantially the form attached hereto as Exhibit "G".

               (g) An affidavit of ownership in the form attached hereto as Exhibit "H".

               (h) Evidence of Seller's authority to consummate the transaction contemplated in this Agreement, as reasonably required by Purchaser's title insurer.

               (i) Affidavit regarding IRC /section/1445 withholding tax in the form attached as Exhibit "I", and all other documentation necessary for compliance with the Internal Revenue Code, including, without limitation, Form 1099 and Form W-4.

               (j) Recorded copy of the Amendment to the Declaration permitting timeshare estates to be created in any Unit of the Condominium, together with legal opinion referred to hereinabove.

               (k) An assignment of all Intangibles, Developer Rights and Management Rights in substantially the form attached hereto as Exhibit "J".

               (l) Execution of such documents as Labree Management, Inc. is requested to execute in order to consummate the transaction contemplated herein.

        18. TERMINATION. Any prior or subsequent provision to this Agreement to the contrary notwithstanding, in addition to all other rights of Purchaser under this Agreement or as provided by law, and not in lieu of any such rights, Purchaser, at Purchaser's sole election, may cancel and terminate this Agreement, by written notice to Seller, and this Agreement shall be null and void if any one or more of the following conditions or a state of facts shall exist at the time of the Closing:

               (a) Failure of Seller to deliver to Purchaser at or before the Closing the instruments described herein.

               (b) Failure of Seller to deliver to Purchaser on the Closing Date a certificate of sale, in a form reasonably acceptable to Purchaser, dated as of the Closing Date, certifying that the Seller has given any and all notices which Seller is required to give to Purchaser under the provisions herein.

               (c) The failure of Seller to comply in all material respects with any provision of this Agreement or the fact that any representation or warranty of Seller set forth in this Agreement was materially inaccurate at the time made.

               (d) Any notice that shall have been given or proceedings filed or commenced by any governmental authority having the power to rezone the Property, proposes to rezone the Property, so as to preclude the use thereof for any of its uses intended by Purchaser.

               (e) Any notice that shall have been given or proceedings filed or commenced by any governmental authority, or private person, contesting the right of Purchaser to use the Property for its intended purposes, including but not limited to a vacation plan pursuant to F.S. Chapter 721.

               (f) Any notice that shall have been given or proceeding filed or commenced by any governmental authority having powers of condemnation or other entity having powers of condemnation and concerning prospective condemnation of any portion of the Property unless Purchaser determines in its sole discretion that such taking shall not be detrimental to the Property and its proposed uses, in which event the condemnation award shall be paid to Purchaser.

               (g) Any notice of bankruptcy is filed by or against Seller, or Seller makes any general assignment for the benefit of its creditors, or admits to insolvency or otherwise has a receiver of its assets or property appointed because of insolvency.

In the event Purchaser elects to cancel this Agreement pursuant to the terms of this section, Seller shall pay the Earnest Money on deposit, together with any interest accumulated thereto to Purchaser, as Purchaser's sole right and remedy.

        19. DEFAULTS. In the event that the purchase and sale contemplated hereby is not closed by reason of Seller's inability, failure or refusal to perform any of Seller's obligations hereunder, then Purchaser shall be entitled, as its sole right and remedy and at its sole election, (a) to have this Agreement specifically enforced against the Seller, or (b) to cancel this Agreement and have immediate return by the Seller to the Purchaser of the Escrow Money deposit of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) together with any interest earned by that deposit, and the payment of reasonable attorneys fees and costs of collection, if litigation ensues. In the event that the purchase and sale contemplated hereby is not closed by reason of Purchaser's inability, failure or refusal to perform any of Purchaser's obligations hereunder, the Earnest Money, plus reasonable attorneys fees and costs of collection, if litigation ensues, shall be paid to Seller as fixed and full liquidated damages, and Seller hereby agrees that Purchaser shall have no further liability hereunder or by reason of Purchaser's breach hereof. Purchaser and Seller recognize that it will be difficult to ascertain the actual damages suffered by Seller as a result of such failure to close, it being specifically acknowledged and agreed by Seller and Purchaser that such liquidated damages are reasonable and that Purchaser retains and shall be entitled to the remedy of specific performance against Seller in the event Seller defaults in any of its obligations hereunder. Seller shall not be entitled to specific enforcement.

        20. RISK OF LOSS. Seller shall bear all risk of casualty loss to Property, including but not limited to loss or damage due to hurricanes, occurring prior to Closing and shall maintain in full force and effect all hazard insurance now in force and insuring the Property against loss and damage or destruction through the Closing Date. In the event of any damage or destruction to the Property prior to Closing, not restored by the Closing Date, Purchaser shall have the option to either: (a) terminate this Agreement; or (b) close this transaction and be entitled to receive the full amount of any proceeds of such insurance payable on the account of loss, damage or destruction. If Purchaser shall elect to cancel this Agreement pursuant to the foregoing, Seller shall promptly return the Earnest Money, together with any interest earned thereon, to Purchaser and thereafter all parties shall be relieved and released of and from any further liability hereunder. In the event Purchaser elects to close this transaction under subparagraph (b) of this section, any loss shall be settled with insurers only with the written consent of Purchaser, and, if at Closing there shall be any losses which shall not have been settled or adjusted, Seller shall transfer and assign the insurance claim to Purchaser, and this transaction shall be consummated in the same manner as if there had been no damage or destruction to Property. The determination of the insurance adjuster for the respective insurance carrier regarding the extent of such loss shall be determinative as between Purchaser and Seller relative to the value placed on such loss. Seller shall give Purchaser immediate notice of any damage or destruction to all or any portion of the Property.

        21. CONDEMNATION. Seller represents to Purchaser that Seller has not received any notice or communication from any governmental authority or other body having the power of eminent domain that all or part of the Property has or may be taken or condemned. If, prior to Closing, all or any part of the Property or any interest therein shall be taken or condemned as a result of the exercise of the power of eminent domain, then, at Purchaser's sole election, either
(a)(i) Purchaser shall have the sole right, in the name of Seller if Purchaser so elects, in its sole discretion, to negotiate for, claim, contest and receive all damages on account thereof; (ii) Seller shall be relieved of its obligation to convey to Purchaser the Property or portion thereof so taken or condemned;
(iii) at Closing, Seller shall assign to Purchaser all of the Seller's rights to all damages payable for such taking or injury of the Property and shall pay to Purchaser all damages theretofore paid to Seller by reason thereof; and (iv) following Closing, Seller shall give Purchaser such further assurances of such rights and assignments as Purchaser may from time to time reasonably request; OR
(b) Purchaser may refuse to close and this Agreement shall be void.

        22. CONDOMINIUM ASSOCIATION. Seller warrants that the Association is in good standing in accordance with Florida law, including but not limited to the Florida Condominium Act, and the Florida Non-Stock Corporation Code and such other laws as are applicable to the Association. The foregoing shall include, by way of example and not limitation, all rules and regulations of the Division of Florida Land Sales as applied to condominium associations. Seller hereby agrees to indemnify and hold harmless Purchaser, its mortgagees, successors and assigns, from and against any liability, loss, damage, cost or expense, including attorneys fees, resulting from the failure of the Association to maintain its good standing prior to the Closing Date as set forth above.

               The Seller shall be responsible for assuring that the condominium association files all tax returns and related filings, including audited financial statements as required by the rules and regulations pertaining to condominium associations for all time periods through and including 1995. Seller hereby agrees to indemnify and hold harmless Purchaser, its mortgagees, successors and assigns, from and against any liability, loss, damage, cost or expense, including attorneys fees, resulting from the failure of the Association to file said tax returns and related filings.

               Purchaser agrees to take reasonable actions and to cooperate with Seller regarding the Royal Mansion Condominium Association, Inc. and Seller's activities with respect thereto. At Closing, Purchaser shall assume any rights, privileges and prerogatives of Seller under the provisions of the Declaration, as amended, as well as with respect to the Association and under the Articles of Incorporation and Bylaws relating thereto.

               All capital improvement, maintenance or similar reserves maintained by the Association shall be expended in accordance with the applicable reserve category, with the exception of those amounts required to be maintained in said reserve accounts by Chapters 718 and 721, Florida Statutes.

        23. EXISTING RENTAL AGREEMENTS. Seller will deliver to Purchaser no later than fifteen (15) days after execution of this Agreement, true, correct, complete and legible copies of each of the existing Rental Agreements, including any and all modifications and amendments to each existing Rental Agreement, whether by formal amendment or letter, to the extent same are written. Purchaser shall have the time period referred to hereinabove as the Due Diligence period to review said existing Rental Agreements to determine if the foregoing are acceptable to it. A complete and correct list of all Rental Agreements to be provided to Purchaser for any portion of the Property and effective on the date of this Agreement is attached as Exhibit "C" which is incorporated herein by this reference. So long as this Agreement is in effect, Seller agrees not to amend or modify the existing Rental Agreements without the prior written consent of Purchaser; nor shall Seller enter into any new Rental Agreements relating to the Property or any portion thereof without the prior written consent of Purchaser. Any amendment or modification to an existing Rental Agreement made by Seller with the prior written consent of Purchaser or any new Rental Agreement pertaining to the Property entered into by Seller with the prior written consent of Purchaser, shall for the purposes of this Agreement be deemed to be an existing "Rental Agreement." At the Closing, Purchaser and Seller shall execute and deliver, each to the other, an assignment and assumption of the existing Rental Agreements whereby Seller shall assign to Purchaser the existing Rental Agreements, and whereby Purchaser shall assume and agree to perform all of Seller's obligations and responsibilities under the existing Rental Agreements to the tenants and any broker who negotiated such Rental Agreements. Seller shall also assign at Closing all security deposits, if any, being held by Seller in connection with the existing Rental Agreements to Purchaser, and Purchaser shall agree in writing to assume all of Seller's responsibilities and obligations with respect to such security deposits. Notwithstanding anything in this Agreement contained to the contrary, Seller shall retain, without claim or demand by or credit to Purchaser for, any and all rentals (excepting any pre-paid rents for periods of time following Closing) paid under the Rental Agreements through the month of Closing, except that rent paid for the month of Closing will be prorated between the parties.

        24. CERTIFICATE OF ESTOPPEL. Seller shall deliver to Purchaser a certificate of estoppel signed by each tenant renting a Unit with a remaining term greater than thirty (30) days as of the Closing Date, stating that: (a) as of the Closing Date no default exists under the terms of the Rental Agreement by either owner or tenant; (b) no rental payments have been made in advance; and (c) that the tenant has no defense or offsets against rent accruing under the terms of his Rental Agreement.

        25. PURCHASER'S INTENDED USE OF PROPERTY. The parties hereto agree that Purchaser has disclosed to Seller its intended use of the Property . In furtherance thereof, and not as a limitation thereto, Purchaser further discloses to Seller, who acknowledges receipt of such information by execution hereof, that Purchaser intends to use the Property which is the subject matter of this Agreement as a condominium subject to F.S. Chapter 718 and that such condominium shall have established therein a timeshare estate vacation plan, as the same is defined pursuant to the terms of F.S. Chapter 721. Purchaser, from and after receipt of the executed documents as required by paragraph 3(a) herein, shall be responsible for obtaining, and shall use its best efforts to obtain, at its sole expense, any and all approvals from the State of Florida or any other applicable governmental entity needed in order to sell and operate the Units and the Property under a timeshare plan.

        26. TIMESHARE REGIME. Seller acknowledges that Purchaser's obligation under this Agreement shall be subject to the contingencies set forth in paragraph 3(a) herein; provided, however, Purchaser shall not be obligated under this Agreement should circumstances beyond its control occur, including without limitation, any third party action, the occurrence of which would prevent Purchaser's establishment of a timeshare regime pursuant to F.S. Chapter 721. Notwithstanding the above, Purchaser's obligation under this Agreement shall not be contingent upon Purchaser receiving approval by the Florida Department of Business and Professional Regulation, Bureau of Timeshare, for a submitted timeshare filing. Seller shall in no way interfere with the establishment, operation and administration of a timeshare estate regime which timeshare documentation shall be prepared at Purchaser's own expense, following the amendment to the Declaration of Condominium permitting the establishment of the timeshare estate regime, which shall be prepared at Purchaser's own expense.

        27. FURNITURE AND FIXTURES. Purchaser's and Seller's obligations under this Agreement shall be expressly contingent upon the owners of Condominium Units who do not offer Unit Weeks in their Units for sale as timeshare weeks in the timeshare plan, nevertheless, (i) agreeing to the amendment to the Declaration to allow the timeshare plan; (ii) agreeing to pay weekly assessed timeshare maintenance fees, for each week established in a respective Unit, or some alternative amount acceptable to Purchaser, and (iii) agreeing to be part of the timeshare association.

        28. NOTICES. All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon personal delivery, or upon being deposited in the United States mail, postage prepaid, and registered or certified with return receipt requested, provided, however, the time period in which a response to any notice, demand or request must be given shall commence on the date of receipt by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall constitute receipt of the notice, demand or request sent. Any such notice, demand or requests, if given to Seller shall be addressed as follows:

               Labree, Inc.
               5901 "C" Peachtree-Dunwoody Road
               Suite 445
               Atlanta, Georgia 30328

               with copy to:

               Mr. Jack Cummings
               3111 N.E. 22 Street
               Ft. Lauderdale, Florida 33305

               with copy to:

               Mr. J. Robert Williamson
               Scroggins & Williamson
               3343 Peachtree Road, N.E.
               Suite 750
               Atlanta, Georgia 30326

               and, if given to Purchaser, addressed as follows:

               Mr. Hank Cairo
               Vacation Break USA, Inc.
               6400 North Andrews Avenue
               Suite 200
               Ft. Lauderdale, Florida 33309

               with copy to:

               Mr. James J. Scavo
               Weinstock & Scavo, P.C.
               3405 Piedmont Road, N.E.
               Suite 300
               Atlanta, Georgia 30305

        29. SUCCESSORS AND ASSIGNS. This Agreement shall apply to, and is to the benefit of and shall be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns, to the same extent as if specified at length throughout this Agreement. This Agreement may not be assigned by Seller or Purchaser without the prior written consent of the other party hereto.

        30. RECORDING. This Agreement shall not be recorded or otherwise filed or made a matter of public record by either Purchaser or Seller. Any attempt by any party to record or file this Agreement prior to Closing may be deemed a default and that the option of the party entitled to claim a default may void this Agreement, in which event the remedies regarding default, as set forth hereinabove, shall be applicable.

        31. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

        32. HOLIDAYS. Wherever this Agreement provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday or legal holiday, then same shall be deemed to fall on the immediately following business day.

        33.    TIME IS OF THE ESSENCE.  Time is of the essence of this
Agreement.

        34. GOVERNING LAW. This Agreement and all issues arising hereunder shall be governed by the laws of the State of Florida and venue shall be in Brevard County, Florida.

        35. WHOLE AGREEMENT AND AMENDMENT. This Agreement sets forth all of the agreements, representations, warranties and conditions of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreement, representations, warranties and conditions. The Exhibits referred to above constitute parts of this Agreement. No alteration, amendment, modification or waiver of any of the terms or provisions hereof, and no future representation or warranty by either party with respect to this transaction, shall be valid unless the same is in writing and signed by the party against whom enforcement is sought.

        36. JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

        37. SURVIVAL OF CONTRACT. The covenants, agreements, representations and warranties contained in this Agreement shall not be impaired by any investigation or other act by

Purchaser, shall survive the Closing and shall not be merged into the documents of conveyance executed at the Closing.

        38. PARAGRAPH HEADINGS. The paragraph headings are inserted into this Agreement only for convenience, and in no way define, limit or describe the scope or intent of any provision of this Agreement.

        39. UNENFORCEABLE PROVISIONS. If any term, covenant, warranty, paragraph, section, clause, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intention of the parties hereto that in lieu of each term, covenant, warranty, paragraph, section, clause, condition or provision of this Agreement that is so held invalid, void or unenforceable, there be deemed to have been added as a part of this Agreement provision(s) as similar in terms to the provision(s) so held invalid, void or unenforceable, as may be possible, and at the same time be valid, legal and enforceable. If any provision held invalid, void or unenforceable is in the determination of either party essential to the rights of the parties hereto, either party may terminate this Agreement on ten (10) days' written notice to the other party.

        40. NO WAIVER OF RIGHTS. Failure by the Seller or Purchaser to insist or enforce any of their respective rights shall not constitute a waiver of those rights by the Seller or Purchaser, and nothing shall constitute a waiver of Seller's rights to insist on strict compliance with the provisions of this Agreement.

        41. INTERPRETATION OF PRONOUNS. Whenever in this Agreement words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply; and whenever in this Agreement words, including pronouns, are used in the singular or plural, they shall be read or construed in the plural or singular, respectively, wherever they would so apply.

        42. RADON DISCLOSURE. Purchaser is hereby advised that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit. The foregoing disclosure is provided to comply with state law and is for informational purposes only. Seller has not conducted radon testing with respect to the Property and specifically disclaims any and all representations and warranties as to the absence of radon gas or radon producing conditions in connection with any building and the Property.

        43. CERTIFICATION OF NON-FOREIGN STATUS. For purposes of /section/1445 of the United States Internal Revenue Code, as amended, Seller hereby represents and certifies to Purchaser that: (a) Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien (as those terms are defined in the Internal
Revenue Code and applicable Income Tax Regulations), (b) Seller's U.S. Tax
Payer Identifying Number (i.e. Employer I.D. Number or Social Security Number, as applicable) is 58-1724907 and/or N/A, N/A (c) Seller's correct address as set forth above, and (d) withholding of tax is not required by the Internal Revenue Code upon the transfer of the Property in accordance with this Agreement. The certification may be disclosed by Purchaser to the Internal Revenue Service.

        44. JOINT UNDERTAKING. In addition to the obligations expressly required to be performed hereunder by Seller and Purchaser, each party agrees to cooperate with the other and to perform such other acts and to execute, acknowledge and deliver, prior to and at Closing, such other instruments, documents and materials as the party may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby, to vest title to the Property in Purchaser; provided that no such other instrument, document or material either extends or enlarges the obligations of the non-requesting party beyond the express undertakings of this Agreement or requires or could require the non-requesting party to make any payment or expend any funds which are not expressly provided for herein.

        45. ENVIRONMENTAL INDEMNIFICATIONS.

               (a) DEFINITIONS. The following definitions shall apply for purposes of this section:

                        (i) "Environmental Law" shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. /section/9601 ET SEQ.); (B) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. /section/6901 ET SEQ.);
(C) the Hazardous Materials Transportation Act (49 U.S.C. /section/1801 ET SEQ.); (D) the Toxic Substances Control Act (15 U.S.C. /section/2061 ET SEQ.);
(E) the Clean Water Act (33 U.S.C. /section/1251 ET SEQ.); (F) the Clean Air Act (42 U.S.C. /section/7401 ET SEQ.); (G) the Safe Drinking Water Act (21 U.S.C. /section/349, 42 U.S.C. /section/201 and /section/300f ET SEQ.); (H) the National Environmental Policy Act of 1969 (42 U.S.C. 432); (I) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (J) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. /section/1101 ET SEQ.).

                       (ii) "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

                             a)    "Hazardous Substances" as defined in the
Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

                             b)    "Hazardous Waste" as defined in the Resource
Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

                             c)    "Hazardous Materials" as defined in the
Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder;

                             d)    "Chemical Substance or Mixture" as defined
in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

                      (iii) "Indemnified Parties" shall mean Purchaser, Purchaser's mortgagee, their subsidiaries and affiliates, each of their respective shareholders, directors, employees and agents, and the successors and assigns of any of them; and "Indemnified Party" shall mean any one of the Indemnified Parties.

                       (iv) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping or discarding, burying, abandoning or disposing into the environment.

                        (v) "Threat of Release" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release.

               (b)    INDEMNITY AGREEMENT.

                      (i) Seller covenants and agrees, at its sole cost and expense, to indemnify, defend (at trial and appellate levels and with attorneys, consultants and experts acceptable to Purchaser and Purchaser's mortgagee) and hold each Indemnified Party harmless against and from any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys' fees, consultants' fees and experts' fees, and disbursements actually incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against such Indemnified Party or the Property, and arising directly or indirectly from or out of any act, condition or omission existing or occurring on or before the Closing Date which results in: (A) the Release or Threat of Release of any Hazardous Materials on, in, under or affecting all or any portion of the Property or any surrounding areas, regardless of whether or not caused by or within the control of Seller; (B) the violation of any Environmental Laws relating to or affecting the Property; (C) the violation of any Environmental Laws in connection with other real property of Seller which gives or may give rise to any rights whatsoever in any party with respect to the Property by virtue of any Environmental Laws; or (D) the enforcement of this Agreement including, without limitation, (i)the costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of the Property or any surrounding areas, (ii) the costs of any actions taken in response to a Release or Threat of Release of any Hazardous Materials on, in, under or affecting all or any portion of the Property or any surrounding areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (iii) costs incurred to comply with the Environmental Laws in connection with all or any portion of the Property or any surrounding areas.

                      (ii) Purchaser covenants and agrees, at its sole cost and expense, to indemnify, defend (at trial and appellate levels and with attorneys, consultants and experts acceptable to Seller and Seller's mortgagee) and hold each Indemnified Party harmless against and from any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys' fees, consultants' fees and experts' fees, and disbursements actually incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against such Indemnified Party or the Property, and arising directly or indirectly from or out of any act, condition or omission existing or occurring after the Closing Date which results in: (A) the Release or Threat of Release of any Hazardous Materials on, in, under or affecting all or any portion of the Property or any surrounding areas, regardless of whether or not caused by or within the control of Purchaser; (B) the violation of any Environmental Laws relating to or affecting the Property; (C) the violation of any Environmental Laws in connection with other real property of Purchaser which gives or may give rise to any rights whatsoever in any party with respect to the Property by virtue of any Environmental Laws; or (D) the enforcement of this Agreement including, without limitation, (i) the costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of the Property or any surrounding areas, (ii) the costs of any actions taken in response to a Release or Threat of Release of any Hazardous Materials on, in, under or affecting all or any portion of the Property or any surrounding areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (iii) costs incurred to comply with the Environmental Laws in connection with all or any portion of the Property or any surrounding areas.





        (c)    SURVIVAL.

                 (i) The indemnity set forth above in subsection (b) shall survive the Closing of the Property and any exercise by Seller or Purchaser or its mortgagee of any rights under this Indemnity or otherwise provided for in this Agreement and shall not merge with any deed given by Seller to Purchaser.

                (ii) It is agreed and intended by Seller and Purchaser that the indemnity set forth above in subsection (b) may be assigned or otherwise transferred by Purchaser to its successors and assigns (and transferred by Purchaser's mortgagee to its successors and assigns), and to any subsequent purchaser of all or any portion of the Property without notice to Seller and without any further consent of Seller. To the extent consent of any such assignment or transfer is required by law, advance consent to any such assignment or transfer is hereby given by Seller in order to maximize the extent and effect of the indemnity given hereby.

        (d) NO WAIVER. Notwithstanding any of the terms of this Agreement to the contrary, the liability of Seller and Purchaser under this subsection shall in no way be limited or impaired by any extension of time for performance required under the terms of this Agreement, the accuracy or inaccuracy of the representations and warranties made by Seller or Purchaser hereunder, the release of Seller or Purchaser from performance or observance of any of the agreements, covenants, terms and conditions otherwise contained in this Agreement by operation of law, Seller's or Purchaser's or its mortgagee's voluntary act, or otherwise.

        (e) DELAY. No delay on Seller's or Purchaser's or its mortgagee's part in exercising any right, power or privilege under this paragraph shall operate as a waiver of any privilege, power or right hereunder.


        IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                                   PURCHASER:

                                   VACATION BREAK USA, INC., a Florida
                                   corporation

                                   By:    S/HANK CAIRO
                                          -------------------
                                          Hank Cairo, COO/CFO



                       [Signatures continue on next page]

                                   SELLER:

                                   LABREE, INC., a Florida corporation


                                   By:    S/W.M. HITSON
                                          ----------------------------
                                          William M. Hitson, President


        The foregoing Agreement is consented to by LABREE MANAGEMENT, INC., a Florida corporation, and the Royal Mansion Condominium Association, Inc., a Florida not-for- profit corporation, to the extent that their agreement is necessary to consummate the transaction provided for hereinabove.


                                   LABREE MANAGEMENT, INC., a Florida
                                   corporation

                                   By:   S/W.M. HITSON
                                         __________________________, President


                                   ROYAL MANSION CONDOMINIUM
                                   ASSOCIATION, a Florida not-for-profit
                                   corporation

                                   By:___________________________________
                                   __________________________, President